Exhibit 10.1

AMERISAFE, Inc.

2008 Management Annual Incentive Compensation Plan

1.	Purpose. The purpose of the AMERISAFE, Inc. 2008 Management Annual Incentive Compensation Plan is to reinforce corporate, organizational, and business development goals, to promote the achievement of year-to-year financial and other business objectives, and to reward the performance of eligible employees in fulfilling their personal responsibilities.

2.	Definitions. The following terms, as used herein, shall have the following meanings:

(a)	“Affiliate” shall mean, with respect to the Company or any of its subsidiaries, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company.

(b)	“Award” shall mean an incentive compensation award, granted pursuant to the Plan, that is contingent upon the attainment of Performance Goals with respect to the Performance Period.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Change in Control” shall mean (i) for the purposes of vesting of any Award, the occurrence of a Change in Control as defined in the Company’s 2005 Equity Incentive Plan; and (ii) for purposes of payment of any Award, a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, with the meaning of Section 409A of the Code.

(e)	“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(f)	“Committee” shall mean the Compensation Committee of the Board of Directors.

(g)	“Company” shall mean AMERISAFE, Inc.

(h)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i)	“Participant” shall mean any employee of the Company of an Affiliate who is, pursuant to Section 4 of the Plan, selected to participate in the Plan.

(j)

“Performance Goals” shall mean performance goals based on one or more of the following criteria, where applicable: (i) return on average equity, assets, investment, or capital; (ii) gross premium written; (iii) net combined, loss, or expense ratio; (iv) gross, net, or operating income; (v) earnings or book value per share (basic or diluted); (vi) cash flow; (vii) sales; (viii) operating or profit margin; (ix) share price or total shareholder return; (x) earnings from operations; (xi) economic value added; (xii) Company performance in comparison to a peer company group selected by the Committee; and (xiii) strategic business criteria, consisting of one or more objectives based on meeting specified goals, including but not limited to market penetration or share, business expansion, customer satisfaction, successful and efficient administration, financial management, project management, development or management of information technology, regulatory compliance, management of independent contractors, or goals relating to acquisitions, investments, joint ventures, or similar matters. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criterion or attainment of a percentage increase or decrease in the particular criterion, and may be applied to one or more of the Company or an Affiliate of the Company, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), a maximum level of performance above which no additional payment will be made (or at which full vesting will occur), and such intermediate levels as the Committee may deem appropriate.

(k)	“Performance Period” shall mean, unless the Committee determines otherwise, a calendar year.

(l)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(m)	“Plan” shall mean the AMERISAFE, Inc. 2007 Management Annual Incentive Compensation Plan, as amended from time to time.

(n)	“Retirement” means a Participant’s retirement from active employment with the Company and each of its Affiliates.

3.	Administration. The Plan shall be administered by the Committee. The Committee shall have the authority, in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions, and performance criteria, including Performance Goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to construe and interpret the Plan and any Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate of the Company, in response to changes in applicable laws of regulations, or loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence. All determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant). Subject to applicable law, the Committee may delegate all or any part of its authority under the Plan to any officer or officers of the Company.

4.	Eligibility. Awards may be granted to Participants in the sole discretion of the Committee. In determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.

Terms of Awards. Awards granted pursuant to the Plan shall be communicated to the Participants in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein. On or prior to the earlier of the 90th day after the commencement of a Performance Period or the date on which 25% of a Performance Period has elapsed, the Committee shall specify in writing, by resolution of the Committee or other appropriate action, the Participants for such Performance Period and the Performance Goals applicable to each Award for each Participant with respect to such Performance Period. Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect to Awards shall be made only if and to the extent the Performance Goals with respect to such Performance Period are attained.

6.	Time and Form of Payment. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made in cash or restricted stock within 15 days of the date upon which the Audit Committee approves the financial statements for the Performance Period.

7.	Section 409A of the Code. Awards under the Plan are intended to comply with Section 409A of the Code and all Awards shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Award to the contrary, in the event that the Committee determines that any Award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Plan and any Award from the application of Section 409A or the Code and /or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code.

8.	General Provisions.

(a)	Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)	Nontransferability. Awards shall not be transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be transferable in accordance with any beneficiary designation made by the Participant in accordance with Section 8(l) below or, in the absence thereof, by will or the laws of descent and distribution.

(c)	No Right To Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way whatever rights otherwise exist of the Company to terminate such Participant’s employment or change such Participant’s remuneration.

(d)	Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right either to deduct from the payment, or to require the Participant or such other person to pay to the Company prior to delivery of such payment, an amount sufficient to satisfy any federal, state, local or other withholding tax requirements related thereto.

(e)	Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates, provided that the exercise of the Committee’s discretion pursuant to Section 5(b) to reduce the amount of an Award shall not be deemed an amendment of the Plan.

(f)	Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(g)	Termination of Employment.

(i)	Unless otherwise provided by the Committee, and except as set forth in subparagraph (ii) of this Section 8(g), a Participant must be actively employed by the Company or one of its Affiliates at the end of the Performance Period in order to be eligible to receive payment in respect of such Award.

(ii)	Unless otherwise provided by the Committee, if a Participant’s employment is terminated as result of death, disability or Retirement prior to the end of the Performance Period, the Participant’s Award shall be cancelled and in respect of his or her cancelled Award the Participant shall receive a pro rata portion of the Award as determined by the Committee.

(h)

Change in Control. Notwithstanding any provision in the Plan to the contrary, upon a Change in Control, unless otherwise determined by the Committee with respect to an Award at the time of its grant, each outstanding Award shall be cancelled and in respect of his or her cancelled Award a Participant shall be entitled to receive a pro rata portion of the target amount of the Award. Such portion shall be calculated by taking the target amount and multiplying this amount by a fraction, the numerator of which is the number of days completed in the Performance Period prior to the Change in Control and the denominator of which is the total number of days in the Performance Period. The pro rata portion of the Award shall be paid in cash as soon as practicable following the Change in Control. In addition, if any Award which a Participant earned under the Plan during any Performance Period which ended prior to the Change in Control has neither been paid to the Participant nor credited to such Participant under a deferred compensation plan maintained or sponsored by the Company or an Affiliate prior to the Change in Control, such Award shall be paid to the Participant as soon as practicable and in no event later than the later of (i) March 15th following the year in respect of which the Award was earned or (ii) the fifteenth day following the Change in Control. After a Change in Control, the Committee may not exercise the discretion referred to in Section 5(b) to decrease the amount payable in respect of any Award which is outstanding immediately prior to the occurrence of the Change in Control.

(i)	Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(j)	Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Louisiana without giving effect to the conflict of laws principles thereof.

(k)	Effective Date. The Plan shall take effect upon its adoption by the Board. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan prior to the date of such approval) shall be null and void.

(l)	Beneficiary. A Participant may file with the Committee a written designation of beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation; provided, that, in the event the Participant does not designate a beneficiary with respect to a particular Award, the Participant’s most recent beneficiary designation form on file with the Company shall control. If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary pursuant to Section 8(b), the Participant’s estate shall be deemed to be the grantee’s beneficiary.